For Immediate Release	Contact:	Rusty LaForge
August 26, 2008	Guaranty Financial Group Inc.
214-360-1967
rusty.laforge@guarantygroup.com

President and CEO Kenneth R. Dubuque Elected Chairman of the Board of Guaranty Financial Group Inc.; James J. Unger Added to Board of Directors

Austin, TX, August 26, 2008—Guaranty Financial Group Inc. (“Guaranty” or the “Company”) (NYSE: GFG) today announced that Kenneth R. Dubuque, President and Chief Executive Officer of the Company, was elected to serve as Chairman of the Board of Directors in addition to his role as President and Chief Executive Officer. Current board member Larry Temple was elected to serve as Lead Director of Guaranty, a newly created position. Guaranty also announced the election of James J. Unger to the Company’s Board of Directors, as well as the retirements of Kenneth M. Jastrow, II, Leigh M. McAlister, Raul R. Romero, and Bill Walker from the Company’s Board of Directors.

In making the announcement, Mr. Jastrow, retiring Chairman of Guaranty, stated “Ken Dubuque has done an outstanding job as CEO of Guaranty for the past 10 years. His election as Chairman is recognition of his success managing Guaranty through the Company’s spin-off transaction, as well as the completion of recent private placement transactions that resulted in total gross proceeds of approximately $600 million.”

Larry Temple has served on the Board of Directors of Guaranty Bank, a subsidiary of Guaranty Financial Group Inc., since 1991. Mr. Temple, an attorney in private practice with expertise in the financial services industry, has also served on several boards of the University of Texas and is a member of the Board and President of the Lyndon B. Johnson Foundation. He formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally.

Newly elected director James J. Unger, 60, serves as President, Chief Executive Officer and a director of American Railcar Industries, Inc. (“ARII”), a leading North American manufacturer of covered hopper and tank railcars. Prior to joining ARII, Mr. Unger served as a member of the Board of Directors of ACF Industries, Inc. (“ACF”), from 1993 to 2005, and as president from 1988 to 1995. Additionally, Mr. Unger served on the Board of Directors of Aspen Resources Group, an oil and gas exploration company, from 2002 until 2007. Mr. Unger received a Bachelor of Science degree in accounting from the University of Missouri, Columbia, and is a certified public accountant. He will serve on Guaranty’s Nominating and Governance Committee, as well as on the Board of Directors of the Company’s subsidiary, Guaranty Bank.

Guaranty noted that these changes follow the Company’s successful spin-off from its former parent, Temple-Inland Inc., where Mr. Jastrow served as Chairman and CEO from 2000 until December 28, 2007.

“Kenny Jastrow is a tremendous leader and a very special person whose positive impact on Guaranty will last well beyond his tenure with the Company," said Mr. Dubuque. "On behalf of the Board of Directors and all employees, we thank the retiring directors for their outstanding service to Guaranty. We are also delighted to have Larry Temple serve as Lead Director, and to welcome James Unger to the board”

Guaranty’s Board of Directors now consists of 10 members. Guaranty continues to focus on near-term strategies related to credit, costs and capital, and this streamlined Board structure further reduces the Company’s costs.

About Guaranty Financial Group Inc.

Guaranty Financial Group Inc. is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. Guaranty Financial Group operates Guaranty Bank, which engages in consumer and business banking activities through a network of more than 160 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. Additionally, Guaranty Bank operates an insurance agency, Guaranty Insurance Services, Inc.

Some statements made in this news release and any hyperlinked materials may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intent,” “may,” “plan,” “project,” “expect,” and similar expressions, including references to assumptions or our plans and goals. Readers should not place undue reliance on these forward- looking statements. These statements reflect management’s views with respect to events as of the date of the forward-looking statement and are subject to risks and uncertainties. Guaranty’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to: general economic, market, or business conditions; demand for new housing; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; deposit attrition, customer loss, or revenue loss in the ordinary course of business; cost or difficulties related to becoming a stand-alone public company; the inability to realize elements of our strategic plans; changes in the interest rate environment that expand or reduce margins or adversely affect critical estimates and projected returns on investments; unfavorable changes in economic conditions affecting housing markets, credit markets, real estate values and oil and gas prices and changes in market and/or general economic conditions, either nationally or regionally, that are less favorable than expected; natural disasters in primary market areas that may result in prolonged business disruption or materially impair the value of collateral securing loans; assumptions and estimates underlying critical accounting policies, particularly allowance for credit losses, mortgage-backed securities valuation and impairment assessments, and goodwill and other intangible impairment assets, may prove to be materially incorrect or may not be borne out by subsequent events; current or future litigation, regulatory investigations, proceedings or inquiries; strategies to manage interest rate risk may yield results other than those anticipated; a significant change in the rate of inflation or deflation; changes in the securities markets; the ability to complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of our business following a merger, acquisition or divestiture; the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to our business and any related actions for indemnification made pursuant to the separation and distribution agreement between us and Temple-Inland Inc.; our ability to raise capital; potential dilution to existing stockholders as a result of existing anti-dilution agreements if we raise additional capital; and changes in the value of real estate securing our loans.

Other risks are detailed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission. Readers may access our reports filed with the Securities and Exchange Commission at www.sec.gov. Guaranty disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Source: Guaranty Financial Group Inc.

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